Exhibit 99.1
SELLAS Life Sciences Reports First Quarter 2026 Financial Results and Provides Corporate Update

– Contract Research Organization for the Pivotal Phase 3 REGAL Trial of Galinpepimut-S (GPS) in Acute Myeloid Leukemia (AML) Informed the Company that 78 Events have Occurred in the Trial as of May 11, 2026; SELLAS Remains Blinded to Trial Outcomes –
– Final Analysis of REGAL Trial of GPS in AML to be Conducted Following the 80th Event –
– Ongoing Dosing of Patients in Phase 2 Trial of SLS009 in Newly Diagnosed First Line AML –
–$107.1 Million in Cash and Cash Equivalents as of March 31, 2026; Additional $7.5 Million in Proceeds Received in Q2 2026 to Date through Warrant Exercises –
NEW YORK, NY May 12, 2026 -- SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS’’ or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today reported financial results for the first quarter ended March 31, 2026, and provided a corporate update.
“The first quarter of 2026 marked an important period for SELLAS as we continued to execute across our clinical programs while preparing for the anticipated pivotal Phase 3 REGAL trial data readout,” said Angelos Stergiou, MD, ScD h.c., President and Chief Executive Officer of SELLAS. “We are grateful for the ongoing commitment of the patients, caregivers, and investigators participating in the pivotal Phase 3 REGAL trial and we believe that the upcoming results, triggered by reaching the pre-specified 80th event, will be an important milestone for the Company.”
“In parallel, we are generating increasingly compelling data with SLS009, including recent preclinical findings presented at AACR demonstrating potent, mechanistically driven activity in AML through suppression of key survival pathways such as MCL-1 and induction of apoptosis, including in high-risk genetic subtypes like TP53 and ASXL1 mutations. Importantly, we have begun dosing patients in our Phase 2 study of SLS009 in newly diagnosed, first-line AML, targeting high-risk populations unlikely to benefit from standard therapies, including venetoclax. With REGAL approaching its critical readout and SLS009 advancing across clinical and translational fronts, we believe that SELLAS is entering an exciting time with multiple, high-value potential catalysts that could transform the AML treatment landscape.”
Recent Corporate Highlights:
Phase 3 REGAL Trial of GPS: Ongoing Phase 3 REGAL trial evaluating GPS in AML patients who have achieved complete remission following second-line salvage therapy. Reaching the required pre-specified 80th event (death) will trigger the customary database lock, blinded data review procedures prior to statistical analysis, unblinding, and disclosure of topline results. As of May 11, 2026, 78 events have occurred and SELLAS will provide an update and announce when the 80th event has been reached.
Ongoing dosing of SLS009 in earlier-line AML: SELLAS has initiated an 80-patient Phase 2 trial in newly diagnosed AML patients, including those who become refractory early to AZA/VEN treatment identified through extensive transcriptomics, genomics, and proteomics models. The topline data are expected in Q4 2026. Additional information about the trial can be found at clinicaltrials.gov (NCT04588922).

Preclinical Data on SLS009 in AML Presented at the 2026 American Association for Cancer Research (AACR): The data show that SLS009 induces apoptosis in AML cell lines, including those harboring high-risk ASXL1 and TP53 mutations. Pharmacodynamic changes were observed as early as 8 hours after treatment and became more pronounced over time, with reductions in MCL-1 and survivin levels that correlated with increased apoptosis. The poster, entitled “Tambiciclib (SLS009), a CDK9 inhibitor, promotes apoptosis and suppresses MCL-1 levels in AML cell lines,” can be viewed here.
At-the-Market (ATM) Offering: SELLAS established an ATM equity offering under its S-3ASR shelf registration, providing the Company with the ability to raise up to $150 million in capital over time. The facility, to be utilized through TD Cowen, enables flexible and opportunistic access to the equity markets. The Company has not sold any shares of common stock through its ATM to date.
Financial Results for the First Quarter 2026:
Research and Development Expenses: Research and development expenses for the quarter ended March 31, 2026, were $5.1 million, compared to $3.2 million for the same period in 2025. The increase was primarily due to increases in manufacturing costs, clinical and regulatory consulting, and clinical trial expenses in preparation for a potential Biologics License Application for GPS following the final analysis of the REGAL study.
General and Administrative Expenses: General and administrative expenses for the first quarter of 2026 were $4.1 million, as compared to $2.9 million for the same period in 2025. The increase was primarily due to increases in professional fees, consulting and public company costs, and non-cash stock-based compensation.
Net Loss: The net loss was $8.4 million for the first quarter of 2026, or a basic and diluted loss per share of $0.05, as compared to a net loss of $5.8 million for the first quarter of 2025, or a basic and diluted loss per share of $0.07.
Cash Position: As of March 31, 2026, cash and cash equivalents totaled approximately $107.1 million. Subsequent to March 31, 2026, the Company received an additional $7.5 million in proceeds from the exercise of previously outstanding warrants.

About SELLAS Life Sciences Group, Inc.
SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has the potential as a monotherapy and combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing SLS009 (tambiciclib) - potentially the first and best-in-class differentiated small molecule CDK9 inhibitor with reduced toxicity and increased potency compared to other CDK9 inhibitors. Data suggests that SLS009 demonstrated a high response rate in AML patients with unfavorable prognostic factors including ASXL1 mutation, commonly associated with poor prognosis in various myeloid diseases. For more information on SELLAS, please visit www.sellaslifesciences.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the GPS clinical development program, including the REGAL study and the timing of future milestones related thereto. These forward-looking statements are based on current plans, objectives, estimates, expectations, and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 19, 2026 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date as of which the forward-looking statements were made.
Investor Contact
John Fraunces
Managing Director
LifeSci Advisors, LLC
jfraunces@lifesciadvisors.com

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$5,129	$3,205
General and administrative	4,123	2,858
Total operating expenses	9,252	6,063
Loss from operations	(9,252)	(6,063)
Non-operating income:
Interest income	845	250
Total non-operating income	845	250
Net loss	$(8,407)	$(5,813)

Per share information:
Net loss per common share, basic and diluted	$(0.05)	$(0.07)
Weighted-average common shares outstanding, basic and diluted	172,481,541	87,760,320

SELLAS LIFE SCIENCES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31, 2026	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$107,097	$71,793
Restricted cash and cash equivalents	100	100
Prepaid expenses and other current assets	3,972	3,318
Total current assets	111,169	75,211
Operating lease right-of-use assets	839	963
Goodwill	1,914	1,914
Deposits and other assets	255	257
Total assets	$114,177	$78,345
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,633	$2,948
Accrued expenses and other current liabilities	2,261	3,525
Operating lease liabilities	562	544
Total current liabilities	6,456	7,017
Operating lease liabilities, non-current	309	457
Total liabilities	6,765	7,474
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; 350,000,000 shares authorized, 181,332,574 and 153,103,459 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	18	15
Additional paid-in capital	390,789	345,844
Accumulated deficit	(283,395)	(274,988)
Total stockholders’ equity	107,412	70,871
Total liabilities and stockholders’ equity	$114,177	$78,345